Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan VP & Treasurer 540-665-9100

Martha Hayes Announces Retirement from American Woodmark Board of Directors

WINCHESTER, Va., May 24, 2023 -- American Woodmark Corporation (NASDAQ: AMWD) announced today that Martha Hayes will not stand for re-election to the Company's Board of Directors at the next annual shareholders meeting.

Please join American Woodmark's Board of Directors in extending best wishes to Martha Hayes, who has served on the Board for the past twenty-eight years and has been part of the Compensation, Social Principles and Governance, Sustainability, and Nominating Committees.

Mr. Vance Tang, Chair of the Board, commented, “As our longest serving Director, Martha has played a key role in shaping the Company and our Board. She was always fully engaged and worked closely with our management teams and Board to ensure continuity and connectedness through many transitions of key leaders and Directors. We are working hard to ensure our Board continues to evolve and grow to meet the future needs of American Woodmark."

Mr. Scott Culbreth, President and CEO, remarked, "Martha has been a key contributor to the growth of our company for the past twenty-eight years and she has been a strong advocate of our mission, vision, and values. I have enjoyed working with Martha for the past nine years as a member of the management team and more recently as a member of the Board and want to thank her for her many contributions over the years.”

The Board thanks Martha for her many years of dedicated service, and we wish her the best in her retirement.

About American Woodmark

American Woodmark celebrates the creativity in all of us. With over 10,000 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

###